                                                                     EXHIBIT 2.1

                            ASSET PURCHASE AGREEMENT

                                     BETWEEN

                              PINNACLE TOWERS INC.

                                       AND

                           MICROCELL MANAGEMENT, INC.




                                FEBRUARY 24, 2000

                            ASSET PURCHASE AGREEMENT

           This Asset Purchase Agreement (the "Agreement"), dated as of February 24, 2000, is by and between Pinnacle Towers Inc., a Delaware corporation ("Purchaser"), and Microcell Management, Inc., a Delaware corporation ("Seller").

                                    RECITALS

           Seller owns and operates certain telecommunication towers and related assets as more particularly described in this Agreement. Seller desires to sell, and Purchaser desires to purchase, such assets.

                                      TERMS

           NOW, THEREFORE, in consideration of the mutual representations, warranties, and covenants herein contained, and on the terms and subject to the conditions herein set forth, the parties to this Agreement agree as follows:

                                    ARTICLE I
                                   DEFINITIONS

           1.1 Defined Terms. The following terms shall, for the purpose of this Agreement, have the meanings specified in this Section 1.1.

                    (a) "Affiliate" has the meaning set forth in Rule 12b-2 of the Securities and Exchange Act of 1934 regulations.

                    (b)       Intentionally Omitted.

                    (c)       Intentionally Omitted.

                    (d) "Allocated Purchase Price" means, (i) for each Tower Site other than a Construction Site, the amount of the Purchase Price allocated to such Tower Site as set forth in Schedule 2.4(a) attached hereto, and (ii) for each Construction Site, the amount of the Purchase Price allocated to such Construction Site as set forth in Schedule 2.4(a) attached hereto.

                    (e) "Applicable Laws" means any law, rule, regulation, order, judgment, or determination of any governmental authority applicable to the Purchased Assets, including without limitation the rules and regulations of the Federal Aviation Administration and the Federal Communications Commission.

                    (f) "Arbitrator" shall have the meaning given such term in Section 2.4(b) hereof.

                    (g) "Assumed Commitments" shall mean the Ground Leases, the Tower Leases, and the Commitments listed on Schedule 3.5(b) attached hereto.

                    (h) "Assumed Obligations" means all obligations accruing under the Assumed Commitments on or after the Closing Date. Notwithstanding any provision to the contrary contained herein, the Assumed Obligations shall not include (i) Seller's Closing Date Prorations; (ii) any obligations accruing under the Assumed Commitments prior to the Closing Date; or
(iii) any obligation or liability for Taxes relating to the period prior to the applicable Closing Date.

                    (i) "Closing" means the Initial Closing or a Subsequent Closing, as the context may dictate.

                    (j) "Closing Date" means the Initial Closing Date or a Subsequent Closing Date, as the context may dictate. Without limiting the foregoing, a reference herein to "the Closing Date" of a particular Purchased Asset shall mean the Closing Date as of which such asset was conveyed to Purchaser hereunder.

                    (k) "Closing Date Prorations" shall have the meaning given such term in Section 2.4(b) hereof.

                    (l) "Code" means the Internal Revenue Code of 1986, as amended.

                    (m) "Commitments" means any (i) partnership or joint venture agreement; (ii) mortgage, deed of trust, or other security agreement;
(iii) guaranty, suretyship, indemnification, or contribution agreement or performance bond; (iv) debt instrument, loan agreement, letter of credit arrangement, or other obligation relating to indebtedness for borrowed money or money lent to another; (v) deed or other document evidencing an interest in or contract to purchase or sell real or personal property; (vi) agreement with dealers or sales or commission agents, public relations or advertising agencies, accountants, or attorneys; (vii) franchise, dealership, distributorship, marketing, sales, agency, or other similar agreement; (viii) lease of real or personal property, whether as lessor, lessee, sublessor, or sublessee; (ix) agreement relating to any matter or transaction in which an interest is held by a Person that is an Affiliate of Seller; (x) any agreement for the acquisition of services, supplies, equipment or other personal property; (xi) powers of attorney; (xii) contract containing a noncompetition covenant; (xiii) any other contract or arrangement that involves either an unperformed commitment in excess of $500 or that terminates more than one year from the date hereof; or (xiv) any other agreement or commitment not made in the ordinary course of business or that is material to the Purchased Assets.

                    (n) "Consent" means any authorization, consent, approval, permit, or license of, or filing with, any governmental or public body or authority, any lender, lessor or lessee, any franchiser, or any other Person.

                    (o) "Construction Sites" means, collectively, the Towers for which construction will not have been completed as of the Initial Closing Date, which Towers are identified on Schedule 2.4(e) (each, a "Construction Site").

                    (p) "Conveyance Documents" shall have the meaning given such term in Section 2.8 hereof.

                    (q) "Damages" means losses, claims, obligations, demands, assessments, penalties, liabilities, costs, damages, interest, and expenses (including reasonable disbursements and attorneys' fees).

                    (r) "Deficiency Notice" shall have the meaning given such term in Section 6.11 hereof.

                    (s) "Discovered Violation" shall have the meaning given such term in Section 6.10 hereof.

                    (t) "Employee Benefits" means any employee benefit, including without limitation, any pension, profit-sharing, or other retirement plan, deferred compensation plan, bonus plan, severance plan, fringe benefit plan, health, group insurance, or other welfare benefit plan or other similar plan, agreement, policy, or understanding, including any "employee benefit plan" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended.

                    (u) "Encumbrances" means any mortgages, pledges, liens, security interests, conditional and installment sale agreements, activity and use limitations, conservation easements, deed restrictions or restrictive covenants (recorded or otherwise), encumbrances and charges of any kind.

                    (v) "Environmental Arbitrator" shall have the meaning given such term in Section 6.10 hereof.

                    (w) "Environmental Laws" means all federal, state, and local laws, statutes, ordinances, rules, regulations, orders and requirements of common law concerning protection of the environment or human health in effect as of the date hereof or the applicable Closing Date, as the context may dictate, including without limitation, laws identified as or similar to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended (42 U.S.C. Section 9601, et seq.), the Hazardous Materials Transportation Act as amended (49 U.S.C. Section 1801, et seq.), the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. Section 6901, et seq.), and the regulations adopted or publications promulgated pursuant thereto.

                    (x) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

                    (y) "Excluded Assets" shall have the meaning set forth in Section 2.3 hereof.

                    (z) "Future Construction Site Ground Leases" shall mean ground leases for the Construction Sites listed on Schedule 2.4(e) attached hereto, which ground leases have not been executed as of the date hereof and shall be entered into and executed in accordance with the terms of this Agreement.

                    (aa) "Ground Lease Assignment and Assumption Agreement" means an assignment and assumption agreement in the form attached hereto as Exhibit A pursuant to which Seller assigns the Ground Leases to Purchaser, and Purchaser assumes the Assumed Obligations under such Ground Leases.

                    (bb) "Ground Leases" shall mean, collectively, the ground leases used or held by Seller in connection with the Towers listed on
Schedule 2.2(b) and the Future Construction Site Ground Leases (each, a "Ground Lease").

                    (cc) "Hazardous Materials" means any toxic substance as defined in 15 U.S.C. Sections 2601 et seq. on the date hereof, including materials designated on the date hereof as hazardous substances under 42 U.S.C. Sections 9601 et seq. or other Applicable Laws, and toxic, radioactive, caustic, or otherwise hazardous substances, including petroleum and its derivatives, asbestos, PCBs, formaldehyde, chlordane and heptachlor.

                    (dd) "Income Tax" means any federal, state, local or foreign income tax, including any interest, penalty or addition thereto, whether disputed or not.

                    (ee) "Initial Closing" shall mean the first closing occurring hereunder, at which closing Seller shall convey to Purchaser the Initial Purchased Assets.

                    (ff) "Initial Closing Date" shall be the first to occur of (i) March 3, 2000 or (ii) the first date as of the conditions set forth in Articles 7A, 7C and 8A hereof have been satisfied for no less than the Threshold Number of Tower Sites.

                    (gg) "Initial Purchased Assets" means the Purchased Assets other than the Non-Conforming Sites and the Construction Sites, provided, however, that the Initial Purchased Assets shall consist of no less than the Threshold Number of Tower Sites.

                    (hh) "Intellectual Property" means all patents, trademarks, copyrights, trade names, service marks, and other trade designations, including common law rights, registrations, applications for registration, technology, know-how or process.

                    (ii) "LCC" means LCC International, Inc., a Delaware corporation and Seller's parent.

                    (jj) "Non-Conforming Site" and "Non-Conforming Sites" shall mean, individually and collectively as the context may dictate, any and all Tower Sites (other than the Construction Sites) not satisfying the conditions set forth in Section 7C as of the Initial Closing Date.

                    (kk) "Non-Surviving Representations" shall have the meaning given such term in Section 9.6(b) hereof.

                    (ll) "Outside Closing Date" shall mean May 31, 2000 (as the same may be amended from time to time by mutual agreement of the parties).

                    (mm)      "Permitted Encumbrances" means, as to any Tower
Site: (i) the Ground Lease relating to such Tower Site; (ii) the Tower Leases relating to such Tower Site; (iii) statutory liens for Taxes or other governmental charges or assessments not yet due or delinquent or the validity of which is being contested in good faith; (iv) zoning, entitlement, conservation and other land use restrictions which do not materially interfere with the present use of such Tower Site, (v) other Encumbrances which (A) do not materially interfere with the present use of such Tower Site; and (B) do not secure an indebtedness of Seller; (vi) Encumbrances securing an indebtedness of Seller that will be released to Purchaser's satisfaction following application of purchase proceeds at the Closing of such Tower Site; (viii) standard printed exceptions which do not materially interfere with the present use of such Tower Site; and (ix) such other Encumbrances as Purchaser may accept in Purchaser's sole and absolute discretion.

                    (nn) "Person" means any natural person, firm partnership, association, corporation, company, trust, business trust, governmental authority or other entity.

                    (oo) "Phase I Reports" means, collectively, the Phase I Environmental Reports identified on Schedule 1.1(oo) hereto, a copy of each of which has heretofore been provided to Purchaser (each, a "Phase I Report").

                    (pp) "Pre-Paid Expenses" shall mean any and all expenses relating to the Purchased Assets which relate to a period after the Closing Date and have been pre-paid by Seller prior to the Closing Date, any amounts of which are in excess of $500.00 shall have been disclosed to Purchaser prior to the Initial Closing.

                    (qq)      Intentionally Omitted

                    (rr) "Purchase Price" shall mean Eighty Million and 00/100 US Dollars (US $80,000,000.00), subject to adjustment as set forth in
Section 2.4 hereof.

                    (ss) "Purchased Assets" shall have the meaning set forth in Section 2.2 hereof.

                    (tt) "Purchaser's Closing Date Prorations" shall have the meaning given such term in Section 2.4(b) hereof.

                    (uu) "Real Property" means the land that is subject to the Ground Leases, legal descriptions for which are set forth on the schedules, exhibits or attachments to such Ground Leases.

                    (vv) "Real Property Tax Returns" means any return, declaration, report, claim for refund, or information return or statement relating to Real Property Taxes, including any schedule or attachment hereto, and including any amendment thereof.

                    (ww) "Real Property Taxes" shall mean (i) all real estate taxes, including general and special assessments, if any, which are imposed upon Seller by reason of Seller's ownership of the Purchased Assets or assessed against any Tower Site or component for which Seller is responsible under the terms of the respective Ground Lease, Tower Lease or otherwise, and
(ii) any other present or future Taxes or governmental charges that are imposed upon Seller by reason of Seller's ownership of the Purchased Assets or assessed against any Tower Site or component for which Seller is responsible under the terms of the respective Ground Lease, Tower Lease or otherwise, which are in the nature of, in addition to or in substitution for real estate taxes, including, without limitation, any license fees, sales tax or other tax measured by or imposed upon rents, or other tax or charge upon Seller's business of leasing space on the Towers, but shall not include any Income Taxes.

                    (xx) "Related Improvements" means any and all buildings, improvements, fixtures and fittings located or to be located on the Real Property other than the Towers.

                    (yy)      Intentionally Omitted.

                    (zz) "Seller's Closing Date Prorations" shall have the meaning given such term in Section 2.4(b) hereof.

                    (aaa) "SNDA" means, as to any Tower Site encumbered by a fee mortgage, a Subordination and Non-Disturbance Agreement in substantially the form of the attached Exhibit B (or otherwise in form satisfactory to Purchaser in Purchaser's reasonable discretion) made by the beneficiary of such mortgage for the benefit of Purchaser as the ground lessee of the Ground Lease related thereto (including, without limitation, by reason of Purchaser being a ground lessee assignee recognized as such under the terms of such agreement (such as the terms set forth in Section 10 of the form of agreement attached hereto)).

                    (bbb) "SNDA Threshold" means, at any time, a number of Subject Tower Sites equal to 20% of the aggregate number of Tower Sites (including Subject Tower Sites) having then been conveyed to Purchaser hereunder.

                    (ccc) "Subject Tower Site" and "Subject Tower Sites" means, individually and collectively, as the context may dictate, a Tower Site encumbered by a fee mortgage superior to such site's Ground Lease but for which no SNDA is in place.

                    (ddd) "Subsequent Closing" shall mean a closing occurring after the Initial Closing at which one or more of the Construction Sites and/or Non-Conforming Sites are conveyed by Seller to Purchaser hereunder following such Tower Sites' satisfying the requirements for conveyance set forth herein.

                    (eee) "Subsequent Closing Date" shall mean the date on which a Subsequent Closing occurs.

                    (fff) "Subsequent Violations" shall have the meaning given such term in Section 6.10 hereof.

                    (ggg) "Survey" has the meaning set forth in Section 7C.2 hereof.

                    (hhh) "Tax" (and, with correlative meaning, "Taxes" and "Taxable") means any tax or items referred to in a statute as a tax of any kind whatsoever, including Income Taxes and Real Property Taxes, federal, state, local or foreign, franchise, sales, use, excise, gross receipts, license, payroll, employment, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, together with any interest or any penalty, addition to tax, or additional amount imposed by any governmental body (a "Taxing Authority") responsible for the imposition of any such tax (domestic or foreign).

                    (iii) "Tenant's Rights of First Refusal" means that those certain rights of first refusal held by certain tenants under the Tower Leases set forth on Schedule 3.10 attached hereto (each, a "Tenant's Right of First Refusal").

                    (jjj) "Tenant's Rights of First Refusal Indemnity" shall have the meaning given such term in Section 9.6(b) hereof.

                    (kkk) "Threshold Number of Tower Sites" shall mean one hundred fifty (150) Tower Sites or such number of Tower Sites as the parties may mutually agree to from time to time prior to the Initial Closing.

                    (lll)     "Title Charges" has the meaning set forth in
Section 2.4(d) hereof.

                    (mmm)     "Title Insurance" has the meaning set forth in
Section 7C.1 hereof.

                    (nnn) "Tower Lease Assignment and Assumption Agreement" means an assignment and assumption agreement in the form attached hereto as Exhibit C pursuant to which Seller assigns the Tower Leases to Purchaser, and Purchaser assumes the Assumed Obligations under such Tower Leases, and Purchaser agrees that the Tower Leases will remain in effect after the applicable Closing Date in accordance with their terms.

                    (ooo) "Tower Leases" shall mean, collectively, the leases and licenses held by Seller as landlord in connection with the Towers listed on Schedule 2.2(c) (each, a "Tower Lease").

                    (ppp) "Tower Site" (and, with correlative meaning, "Tower Sites") shall mean the premises subject to a Ground Lease (and Seller's leasehold interest therein), together with the Tower and Related Improvements located thereupon and the Tower Leases (and Seller's interest therein) related thereto.

                    (qqq) "Towers" shall mean, collectively the telecommunication towers listed on Schedule 2.2(a) (each, a "Tower").

                    (rrr) "Tower Services Agreement" shall mean that certain Tower Services Agreement by and between Purchaser and Seller dated of even date herewith with an "Effective Date" (as such term is defined therein) of the Initial Closing Date, pursuant to which Seller will provide certain tower maintenance and other services for Purchaser's telecommunication tower portfolio.

                    (sss) "Tower Lease Agreement" shall mean that certain Master Antenna Site Lease by and between Purchaser, as "Lessor" and Seller, as "Lessee", dated of even date herewith with a lease commencement date as of the Initial Closing Date, pursuant to which Seller will lease from Purchaser space on Tower Sites following the conveyance thereof to Purchaser hereunder.

           1.2 Number and Gender. Whenever the context requires, references in this Agreement to the singular number shall include the plural; the plural number shall include the singular; and words denoting gender shall include the masculine, feminine, and neuter.

                                   ARTICLE II
                                PURCHASE AND SALE

           2.1 Agreement to Convey Purchased Assets. On the terms and subject to the conditions set forth herein, and in reliance on the representations, warranties, covenants and agreements contained herein, Seller shall sell, assign, transfer, convey and deliver to Purchaser, and Purchaser shall purchase and accept from Seller, the Purchased Assets, free and clear of all Encumbrances other than the Permitted Encumbrances.

           2.2 Purchased Assets. For purposes of this Agreement, "Purchased Assets" shall mean all right, title, benefit and interest of Seller in and to:

                    (a)       the Towers;

                    (b) the Ground Leases (which, in the case of the Future Construction Site Ground Leases, shall mean Seller's interest therein as of the applicable Closing Date);

                    (c)       the Tower Leases; and

                    (d)       the Related Improvements.

           2.3 Excluded Assets. Notwithstanding anything to the contrary contained in this Agreement, any and all assets of Seller which are not Purchased Assets (the "Excluded Assets") shall be retained by Seller, including, but not limited to:

                    (a)       all bank accounts of Seller;

                    (b) all Tax refunds relating to assets of Seller other than the Purchased Assets or relating to the Purchased Assets but applicable to Tax periods occurring prior to the date of conveyance of such assets to Purchaser;

                    (c) any and all capital stock, notes and all other securities of, and all other interests of, Seller in any Person;

                    (d) all insurance policies relating to the Towers and any and all unearned premiums thereunder or other rights to refunds thereunder;

                    (e) all Intellectual Property of Seller, including all right, title and interest of Seller in and to the name "Microcell" and "Microcell Management" and any trademark, service mark, trade name or corporate, trade or fictitious name containing the word "Microcell"; and

                    (f) any and all permits, approvals, orders, authorizations, consents, licenses and franchises which have been issued or granted to or are owned by Seller.

           2.4      Purchase Price.

                    (a) Purchase Price. Subject to adjustment as provided in Section 2.4(b) and in such amounts at the Initial Closing and each Subsequent Closing as set forth herein, Purchaser shall pay to Seller or as Seller directs in writing, in consideration for Seller's conveyance of the Tower Sites being conveyed at such Closing and in immediately available funds to such account or accounts designated in writing by Seller, the portion of the Purchase Price allocated to the Tower Sites being conveyed at such Closing as set forth in
Schedule 2.4(a).

                    (b) Prorations. All normal and customarily proratable items relating to the Purchased Assets, including, without limitation, Real Property Taxes, personal property taxes, utility bills, alarm and security bills, ground lease rent and tower lease rent (collectively, the "Closing Date Prorations") shall be prorated as of such assets' respective Closing Date, Seller being charged and credited for all of the same up to such date ("Seller's Closing Date Prorations") and Purchaser being charged and credited for all of the same on and after such date ("Purchaser's Closing Date Prorations"). All earnest money deposits held by Seller under Tower Leases for which Purchaser assumes liability under a Tower Lease Assignment and Assumption Agreement shall be credited in favor of Purchaser against the Purchase Price. The Pre-Paid Expenses shall be credited in favor of Seller against the Purchase Price in the aggregate amount thereof.

                    Within ninety (90) days after each Closing Date, the Seller will prepare and notify Purchaser of the Closing Date Prorations applicable to such Closing Date. If Purchaser disagrees with Seller's calculation of Closing Date Prorations, Purchaser will notify Seller within five (5) business days after receipt of the calculation. If the parties cannot resolve a disagreement as to such calculation within three (3) business days thereafter, they shall promptly submit the disagreement to an arbitrator mutually selected by the parties (the "Arbitrator"), whose decision with respect to such Closing Date Prorations (which decision must be rendered within ten (10) business days after submission) will be final and binding. Purchaser and Seller will each pay one-half of the expenses of the Arbitrator.

                    (c) Rental Income. All amounts received as rent or other income by either party under a Tower Lease shall be prorated as of the applicable Closing Date hereunder, with Seller being credited for rent or income attributable to the period prior to such Closing Date, and Purchaser being credited for rent or income attributable to the period on or after such Closing Date. If amounts are received by either party that are owed to the other party in accordance with the foregoing, the receiving party shall remit or direct the recipient to remit such amounts promptly to the party to whom such amounts are owed, provided that amounts received which were not specifically designated as applicable to the period prior to such Closing Date shall first belong to Purchaser as current rents due after such Closing Date and thereafter amounts received shall be remitted to Seller in payment of delinquent rent accrued prior to such Closing Date. If amounts which relate to the period after such Closing Date are received by Seller after such Closing Date, Seller shall remit such amounts promptly to Purchaser. Each party hereby expressly agrees to cooperate with the other party, in connection with any future efforts by the other party to collect rents and other income accruing or arising in favor of the party seeking to collect such rents and income, at such party's expense.

                    (d) Costs. Purchaser shall pay the entire costs of the following: (i) Surveys; and (ii) Taxes arising in connection with any assignment or other conveyance document relating to the Purchased Assets conveyances contemplated hereby. Seller and Purchaser shall share equally the following (a) charges for Title Insurance, including premiums, search and exam fees, coordination fees and disbursements (the "Title Charges") up to a maximum sum of $600,000.00 in total Title Charges; and (b) recording costs arising in connection with the transactions contemplated hereby (other than any costs attributable to Purchaser's recording a Bill of Sale). Purchaser shall be solely responsible for all Title Charges in excess of $600,000.00. Purchaser shall be solely responsible for all costs arising in connection with recording each Bill of Sale.

                    (e)       Retention of Purchase Price at the Initial
Closing.

                              (i)     Construction Sites.  At the Initial
Closing, Purchaser shall retain and not disburse to Seller [           ] of the
Purchase Price, which amount is the aggregate Allocated Purchase Price for the Construction Sites. In the event and on such Subsequent Closing Date as Purchaser and Seller shall close on a Construction Site under the terms hereof, Purchaser shall pay to Seller or as Seller directs in writing the Allocated Purchase Price for such Construction Site, subject to adjustment as set forth in this Section 2.4.

                    Notwithstanding anything to the contrary in this Agreement, Purchaser shall not be required to purchase and Seller shall not be required to sell any Construction Site that is completed other than in accordance with
Section 7E.

                              (ii)    Non-Conforming Sites. Purchaser shall
identify to Seller, by written notice delivered to Seller no later than February 29, 2000, each Non-Conforming Site and state the Section 7C conditions to closing that such Non-Conforming Site has not met. In the event Seller fails to take such action as may be necessary to cause an identified site to satisfy such condition(s) on or before the Initial Closing Date to Purchaser's reasonable satisfaction, then those Tower Sites so identified and for which such conditions are not timely satisfied shall be deemed to be Non-Conforming Sites on the Initial Closing Date. At the Initial Closing, Purchaser shall retain and not disburse to Seller an amount equal to the aggregate Allocated Purchase Price for the Non-Conforming Site(s). In the event and on such Subsequent Closing Date as Purchaser and Seller shall close on a Non-Conforming Site under the terms hereof, Purchaser shall pay to Seller the Allocated Purchase Price for such Non-Conforming Site.

           2.5 Assumption of Certain Liabilities. As additional consideration for the purchase of the Purchased Assets, Purchaser agrees, subject to the exceptions stated below, to assume and to discharge the Assumed Obligations.

           2.6 Liabilities Not Assumed. Purchaser specifically will not assume or agree to pay or discharge any debts, liabilities, or obligations of Seller other than the Assumed Obligations. Without limiting the generality of the foregoing, Purchaser will not assume, agree to pay or discharge any of the following debts, liabilities, and obligations of Seller: (a) employee benefit obligations and income, sales, use, franchise, excise, transfer, ad valorem, or other Taxes or duties, including Income Taxes that accrue or become payable as a result of the sale of the Purchased Assets to Purchaser or the other transactions contemplated by this Agreement except for Taxes which comprise a portion of the Purchaser's Closing Date Prorations and Taxes payable by Purchaser pursuant to Section 2.4(d) hereof; (b) any liability of Seller for the unpaid Taxes of any Person under United States Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise; (c) any obligation of Seller to indemnify any Person (including, without limitation, any of Seller's stockholders, directors, officers, owners, partners, or members) by reason of the fact that such Person was a director, officer, employee, or agent of Seller or was serving at the request of any such entity as a partner, trustee, director, officer, employee, or agent of another entity (whether such indemnification is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such indemnification is pursuant to any statute, charter document, bylaw, agreement, or otherwise);
(d) any liability of Seller for costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby, except as expressly provided herein; (e) except as otherwise expressly provided herein or therein, any liability or obligation of Seller under this Agreement or under any related agreement hereinafter entered into by Seller and Purchaser; (f) any other liability or obligation of Seller other than the Assumed Obligations; or (g) any liability or obligation arising under any Ground Lease or Tower Lease relating to any period on or before the applicable Closing Date.

           2.7      Closings.

                    Upon the terms and subject to the conditions to closing set forth in this Agreement, closing hereunder shall occur at two or more closings (such closings being referred to hereunder as the Initial Closing and the Subsequent Closing(s)). The Initial Closing and each Subsequent Closing shall be held at the offices of Hogan & Hartson L.L.P., 555 13th Street, N.W., Washington, D.C., at 10:00 a.m. Eastern time, or at such other place or time as may be agreed upon by Seller and Purchaser, on dates to be specified by the parties as set forth below.

                    (a)       Initial Closing.

                              (i)     The Initial Closing shall occur on the
Initial Closing Date.

                              (ii)    At the Initial Closing, Seller and
Purchaser shall date and deliver the Conveyance Documents for the Initial Purchased Assets and Purchaser shall pay to Seller, in immediately available United States funds to an account designated by Seller, the aggregate portion Purchase Price allocated to the Initial Purchased Assets (as such purchase price may be adjusted in accordance with Section 2.4(b) hereof).

                    (b)       Subsequent Closings.

                              (i)     The first Subsequent Closing shall occur
on the last day of the month in which the Initial Closing Date occurs (provided, however, that if the Initial Closing Date occurs after the fifteenth (15th) day of a month, then the first Subsequent Closing Date shall occur on the last day of the succeeding month), and a Subsequent Closing shall occur on the last day of each month occurring thereafter up to and including on December 31, 2000, provided Seller shall be prepared to convey either (x) at least six (6) Tower Sites upon such Subsequent Closing Date; or (y) if fewer than six, all remaining Tower Sites.

                              (ii)    No later than the twentieth (20th) day of
a month in which a Subsequent Closing will occur, Seller shall provide, by written notice to Purchaser, a schedule identifying all Construction Sites and/or Non-Conforming Sites not- yet conveyed to Purchaser hereunder, and shall identify the Non-Conforming Sites and/or Construction Sites that, in Seller's good faith determination, will have satisfied the requirements for conveyance set forth in Section 7B and 7D or 7E, respectively, hereof on or before, and therefore be ready to be conveyed to Purchaser on, the next occurring Subsequent Closing Date. Purchaser and Seller will, in good faith, resolve any disputes as to the qualification of such identified Tower Sites, and shall mutually initial a final schedule identifying the Tower Sites that will be conveyed on such Subsequent Closing Date.

                              (iii)   At each Subsequent Closing, Seller and
Purchaser shall date and deliver Conveyance Documents for the Tower Sites then being conveyed, and Purchaser shall pay to Seller, in immediately available United States funds to an account designated by Seller, the aggregate portion of the Purchase Price allocated to such Tower Sites (as such purchase price may be adjusted in accordance with Section 2.4(b) hereof).

           2.8 Execution and Delivery of Closing Documents; Other Documents. On or prior to the Initial Closing Date, at a date and time mutually agreed to by the parties, each party shall cause to be prepared, and shall execute, or cause to be executed by the appropriate third party, and deliver into escrow as set forth below, each agreement and instrument required by this Agreement to be so executed and delivered (collectively, the "Conveyance Documents"). These documents shall include without limitation, a bill of sale for each Tower, a Ground Lease Assignment and Assumption Agreement for each Ground Lease (other than the Future Construction Site Ground Leases), a Tower Lease Assignment and Assumption Agreements for each Tower Lease, a Memorandum of Lease for any and each Ground Lease for which such an instrument is not properly recorded as of the date hereof (other than the Future Construction Site Ground Leases), and any and all UCC-3 financing statements required to terminate existing UCC security interests in the Purchased Assets which are required hereunder to be terminated. At such time, each party also shall also execute and deliver into escrow, or cause to be executed and delivered into escrow, such other appropriate and customary documents as the other party or its counsel reasonably may request for the purpose of consummating the conveyance of the Purchased Assets hereunder. The foregoing executed Conveyance Documents for each Purchased Asset shall be delivered in escrow to, and held in escrow by, Hogan & Hartson L.L.P. until such Purchased Asset is conveyed to Purchaser hereunder (if ever), at which time, on such Purchased Asset's Closing Date, such documents shall be released to the parties and dated and delivered by the parties, all in accordance with the terms hereof.

                    At each Closing, in addition to the dating and delivery of Conveyance Documents as set forth above, each party also shall execute and deliver, or cause to be executed and delivered, such other appropriate and customary documents as any other party or its counsel reasonably may request for the purpose of consummating the conveyance of the assets then being conveyed hereunder. At each Subsequent Closing at which a Construction Site related to a Future Construction Site Ground Lease is conveyed, the parties shall also execute and deliver such documents as may be required to properly assign and assume the rights and obligations as lessee under, and record a memorandum of the existence of, such Ground Lease. All actions taken at any Closing shall be deemed to have been taken simultaneously at the time the last of any such actions is taken or completed. In addition, at each Closing, Seller shall deliver to Purchaser: (i) all keys, if any, to each parcel of Real Property, each Tower and any and all

Related Improvements included in the conveyed assets; (ii) all security and access codes, if any, applicable to each parcel of Real Property, each Tower and any and all Related Improvements included in the conveyed assets; and (iii) originals (if in Seller's possession) and/or copies of fully executed Ground Leases and Tower Leases relating to the conveyed assets.

                                   ARTICLE III
                    REPRESENTATIONS AND WARRANTIES OF SELLER

           Seller represents and warrants to Purchaser that the statements contained in this Article III (including without limitation all information set forth on the Schedules) are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article III).

           3.1 Organization and Good Standing; Power and Authority; Authorization and Validity. Seller is a corporation, duly organized, validly existing, and in good standing under the laws of the State of Delaware, with all requisite powers and authority to carry on the business in which it is engaged and to own the properties it owns. Seller has full power and authority to execute, deliver, and perform its obligations under this Agreement and all other agreements and documents to which it is or will be a party in connection with this Agreement and the transactions contemplated hereby. Seller's execution, delivery, and performance of this Agreement and the other agreements contemplated hereby to which Seller is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Seller. This Agreement and each other agreement contemplated hereby to which Seller is or will be a party have been or will be duly executed and delivered by Seller and constitute or will constitute legal, valid, and binding obligations of Seller, enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

           3.2 Financial Information. Schedule 3.2 sets forth accurate and correct information concerning the financial information regarding the Purchased Assets (excluding the Construction Sites and Purchased Assets for which construction was not yet complete as of December 31, 1999) set forth therein for the 12-month period ending December 31, 1999. Such information substantiates the results of operations of the Purchased Assets for such 12-month period in all material respects.

           3.3 Liabilities and Obligations. Except for the Assumed Obligations, Purchaser's Closing Date Prorations, and the obligations of Purchaser set forth in Section 2.4(d), there are no liabilities of Seller relating to the Purchased Assets, accrued, contingent, or otherwise (known or unknown and asserted or unasserted), for which Purchaser may become liable as a result of the transactions contemplated by this Agreement or which might encumber the Purchased Assets after the Closing.

           3.4      Absence of Certain Changes. Except as set forth in
Schedule 3.4, since December 31, 1999, there has occurred no adverse change, damage or destruction to or loss of any

Purchased Assets (whether or not covered by insurance) that is reasonably likely to materially and adversely affect the Purchased Assets.

           3.5      Ground Leases and Tower Leases.

                    (a) There are no ground leases used or held by Seller in connection with the Towers other than the Ground Leases;

                    (b) Except for the Ground Leases and Tower Leases and except as set forth in Schedule 3.5(b), there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the Real Property or space on any of the Towers.

                    (c) Except for the Assumed Commitments and Assumed Obligations, none of the Purchased Assets will be bound or affected by, whether or not in writing, any Commitment; nor will Purchaser be liable for any obligations burdening the Purchased Assets, written or oral.

                    (d) A true and complete copy of each Ground Lease (other then the Future Construction Site Ground Leases) and Tower Lease has been delivered to or made available for inspection by Purchaser. Except as described in Schedule 3.5(d), there are no existing defaults, events of default or events, occurrences, or acts of or by Seller, or, to the best of Seller's knowledge, of or by any other party to such agreements, that, with the giving of notice or lapse of time or both, would constitute defaults under, and no penalties have been incurred by Seller with respect to any of the Ground Leases or the Tower Leases. Each Ground Lease (other than the Future Construction Site Ground Leases) and Tower Lease is, and after consummation of its conveyance to Purchaser hereunder will continue to be, in full force and effect and valid and enforceable obligations of the parties thereto in accordance with its terms, and no defenses, off-sets, or counterclaims have been asserted or may be made by any party thereto, nor has Seller waived any rights thereunder. There are no disputes, oral agreements, or forbearance programs in effect as to any Ground Lease or Tower Lease; no party to any Ground Lease or Tower Lease has repudiated any provision thereof; and, to the best of Seller's knowledge, each tenant leasing space on a Tower under a Tower Lease has received all approvals of governmental authorities (including licenses and permits) required in connection with such tenant's operation of its equipment thereon, and is operating and maintaining such equipment in accordance with applicable laws, rules, and regulations.

                    (e) Seller has not received notice of any plan or intention of any other party to any Ground Lease or Tower Lease to exercise any right to cancel or terminate such lease, and Seller does not know of any fact that would justify the exercise of such right. Consummation of the transactions contemplated by this Agreement will not affect the continuance in full force of any Ground Lease or Tower Lease or give any third party the right to terminate or modify its obligations as a party thereunder. Seller does not contemplate, or have reason to believe that any other party to any Ground Lease or Tower Lease contemplates, any amendment or change to any term of any Ground Lease or Tower Lease.

                    (f) There are no oral Assumed Obligations or Assumed Commitments.

           3.6 Employee Benefits. Seller has no liability or obligation under any present or past pension, profit-sharing, or other retirement plan, deferred compensation plan, bonus plan, severance plan, fringe benefit plan, health, group insurance, or other welfare benefit plan or other similar plan, agreement, policy, or understanding, including any "employee benefit plan" within the meaning of Section 3(3) of ERISA for which Purchaser might become liable as a result of the transactions contemplated by this Agreement or which might encumber any Purchased Assets following its conveyance to Purchaser hereunder.

           3.7 No Violation; Restrictions. Neither the execution and performance by Seller of this Agreement or the agreements contemplated hereby to which Seller is a party, nor Seller's consummation of the transactions contemplated hereby or thereby, will (a) except as related to any Consent identified on Schedule 3.9 then not-yet obtained, conflict with, result in a violation or breach of, or constitute a default under any agreement or other instrument under which Seller is bound or to which any of the Purchased Assets is subject, or, except as contemplated by this Agreement or such other agreements, result in the creation or imposition of any lien, charge, or encumbrance upon any of such Purchased Assets, or (b) violate any Applicable Law or any restrictive covenant or deed restriction (recorded or otherwise) applicable to the Purchased Assets. No action, suit, or proceeding has been filed or commenced against Seller regarding Seller or the Purchased Assets alleging any failure to comply with any Applicable Law or any restrictive covenant or deed restriction (recorded or otherwise) applicable to the Purchased Assets, and, to the best of Seller's knowledge, Seller has complied with all Applicable Laws and restrictive covenants or deed restrictions (recorded or otherwise) applicable to the Purchased Assets. Seller possesses all licenses, franchises, permits, zoning variances, and other authorization necessary to operate the Towers (other than those required to be held by the tenants of the Towers), copies of which have been delivered to Purchaser. To the knowledge of Seller, all tenants under the Tower Leases are in compliance with Applicable Laws and any restrictive covenant or deed restriction (recorded or otherwise) pertaining to their operations on the Tower. Seller is not a party to, and none of the Purchased Assets is subject to or otherwise affected by, any agreement or instrument, or any charter or other restriction, or any judgment, order, writ, injunction, or decree that could or does materially and adversely affect the Purchased Assets.

           3.8 Taxes. Except as set forth on Schedule 3.8 and as to, or related to, not-yet assessed Real Property Tax amounts for periods prior to the Closing Date for which Seller has estimated and escrowed, but not yet paid, Tax amounts:

                    (a) Seller has filed all Real Property Tax Returns (and other Tax returns related to the Seller's operation of the Purchased Assets) that it was required to file. All such Real Property Tax Returns and other returns were correct and complete in all material respects. All Real Property Taxes (and other Taxes related to the Seller's operation of the Purchased Assets) owed by Seller (whether or not shown on any Tax return) have been paid. Seller is not currently the beneficiary of any extension of time within which to file any Real Property Tax Return or other Tax return related to the Seller's operation of the Purchased Assets;

                    (b) There is no material dispute or claim concerning any Tax liability of Seller either (i) claimed or raised by any Taxing Authority in writing or (ii) as to which Seller and the directors and officers of Seller has knowledge based upon personal contact with any agent of such Taxing Authority;

                    (c) Seller has collected and paid all Taxes required to have been collected and paid in the ordinary course of business in connection with the Tower Leases.

           3.9 Consents. Except for the Consents of the Persons set forth on Schedule 3.9, no Consent is required to authorize, or is required in connection with, the execution, delivery, or performance of this Agreement or the agreements contemplated hereby on the part of Seller, including without limitation the assignment of the Ground Leases and the Tower Leases to Purchaser pursuant to the terms hereof.

           3.10 Tenant's Rights of First Refusal. Except for the rights of first refusal of tenants under Tower Leases set forth in Schedule 3.10 hereof, no tenant under a Tower Lease or ground lessor under a Ground Lease has any right of first refusal or first offer that must be complied with in connection with the execution, delivery, or performance of this Agreement or the agreements contemplated hereby on the part of Seller, including without limitation the conveyance of the Towers and assignment of the Ground Leases and the Tower Leases to Purchaser pursuant to the terms hereof.

           3.11 Finder's Fee. Neither Seller nor any shareholder of Seller has incurred any obligation for any finder's, broker's, or agent's fee in connection with the transactions contemplated hereby.

           3.12 Litigation. Except as described in Schedule 3.12, there is no legal action, condemnation or administrative proceeding or investigation instituted or, to the knowledge of Seller, threatened against or affecting, or that could affect, any of the Purchased Assets. Seller knows of no basis for any such action, proceeding or investigation. Except as described in Schedule 3.12, Seller is not (a) subject to any continuing court or administrative order, judgment, writ, injunction, or decree applicable specifically to Seller or to the Purchased Assets or (b) in default with respect to any such order, judgment, writ, injunction or decree.

           3.13 Books of Account The books of account maintained by Seller for the Purchased Assets have been kept accurately in all material respects in the ordinary course of its business; the transactions entered therein represent bona fide transactions; and the revenues, expenses, assets, and liabilities of the Purchased Assets have been properly recorded in such books.

           3.14 Environmental Matters. Except as set forth on Schedule 3.14 and in the Phase I Reports:

                    (a) To the knowledge of Seller, Seller is not in violation of any Environmental Law, and Seller is not aware of any fact or condition in the operation of the Towers or the ownership or use of any Real Property by Seller that could reasonably be expected to result in any liability of Seller under any Environmental Law, except for such violations and liabilities which would not individually or in the aggregate reasonably be expected to have a material adverse effect on the Purchased Assets. No action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or served upon Seller or to the knowledge of Seller, commenced, against Seller alleging any failure so to comply. Without limiting the generality of the preceding sentence, Seller has obtained and been in compliance with all of the terms and conditions of all permits, licenses, and other authorizations that are required under, and to the knowledge of Seller, Seller has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables that are required by all Environmental Laws applicable to the Purchases Assets, except for such violations and liabilities which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ownership or operation of the Purchased Assets.

                    (b) No asbestos-containing thermal insulation or products containing PCB, formaldehyde, chlordane, or heptachlor or other Hazardous Materials have been placed on or in any structure on the Real Property by Seller or, to the knowledge of Seller, by any prior owner or user of the Real Property. No underground storage tanks for petroleum or any other Hazardous Material, including underground piping or conduits connected hereto are or, to the knowledge of Seller, have previously been, located on the Real Property. Seller has made available to Purchaser all environmental studies, records and reports in its possession or control conducted by independent contractors or Seller, and all correspondence with any governmental entities, in each case which relate to environmental conditions of the Real Property, or which identify underground storage tanks or otherwise relate to contamination of the soil or groundwater of the Real Property or effluent into the air. To the knowledge of Seller, there has been no release of or contamination by Hazardous Materials on the Real Property, except for such releases or contaminations that would not reasonably be expected to have a material adverse effect.

           3.15     Real Estate Matters.  Except as set forth on Schedule 3.15:

                    (a) To the knowledge of Seller, the structure, condition and operation of the Towers and Related Improvements are in compliance with all Applicable Laws and any restrictive covenants or deed restrictions (recorded or otherwise) applicable to the Purchased Assets. There is no structural or, to the knowledge of Seller, latent, defect in any Tower or Related Improvement that has not been disclosed to Purchaser. The Tower, Related Improvements and all such other property, including without limitation, the heating, electrical, plumbing, and other building equipment and systems that are a part thereof have been maintained in accordance with normal industry practice, are in working order adequate for normal operations, are in good operating condition and repair (subject to normal wear and tear), and are suitable for the purposes for which they presently are used.

                    (b) No notice has been given to Seller by any insurance company, or any board of fire underwriters or any other body exercising similar functions, with respect to any Tower or Related Improvement requesting the performance of any repair, alteration, or other work thereto that has not been complied with.

                    (c) No exemption from full taxation of any portion of the Real Property has been claimed by Seller within the previous five (5) years. Seller has no information or knowledge of any change contemplated in any Applicable Laws, or in any restrictive covenant or deed restriction (recorded or otherwise) applicable to the Purchased Assets, or any judicial or administrative action or any action by adjacent landowners, that would have a material adverse effect upon any Purchased Asset, portion of Real Property or on any of its respective value.

                    (d) There is no fact or condition that could result in the termination of access from the Real Property to existing highways and roads, or to sewer or other utility services serving the Real Property. All utilities are installed and operating and all due and owing installation and connection charges have been paid in full.

                    (e) All Related Improvements have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in accordance with Applicable Laws and any and all restrictive covenants and deed restrictions (recorded or otherwise) applicable to the Purchased Assets.

                    (f) Except as set forth in Schedule 3.10 there are no outstanding options or rights of first refusal to purchase any of the Purchased Assets, or any portion thereof or interest therein.

                    (g) There are no parties (other than Seller) in possession of the Real Property, other than tenants under any Tower Leases who are in possession of Tower space to which they are entitled.

           3.16 No Untrue Statements. The representations and warranties to Seller contained in this Article III do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article III not misleading.

           3.17 Title and Related Matters. (a) Seller is the sole owner of the leasehold interest as ground lessee under each Ground Lease; Seller is the sole owner of the landlord interest under each Tower Lease; and Seller is the sole owner of each Tower, and (b) Seller has not assigned, transferred or hypothecated any of the foregoing ownership interests other than to secure certain indebtedness of Seller, which indebtedness will be discharged, and the related security interest encumbering any such interest released, prior to the conveyance of such interest to Purchaser hereunder.

                                   ARTICLE IV
                   REPRESENTATIONS AND WARRANTIES OF PURCHASER

           Purchaser represents and warrants to Seller that the statements contained in this Article IV (including without limitation all information set forth on the Schedules) are correct and complete as of the date of this Agreement and shall be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV).

           4.1 Organization and Good Standing; Power and Authority; Authorization and Validity. Purchaser is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware, with all requisite power and authority to carry on the business in which it is engaged and to own the properties it owns. Purchaser has the full power and authority to execute, deliver, and perform its obligations under this Agreement and all other agreements and documents to which it is or will be a party in connection with this Agreement and the transactions contemplated hereby. Purchaser's execution, delivery, and performance of this Agreement and the other agreements contemplated hereby to which Purchaser is or will be a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by Purchaser. This Agreement and each other agreement contemplated hereby to which Purchaser is or will be a party have been or will be duly executed and delivered by Purchaser and constitute or will constitute legal, valid, and binding obligations of Purchaser, enforceable against it in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies.

           4.2 No Violation. Neither the execution and performance by Purchaser of this Agreement or the other agreements contemplated hereby to which Purchaser is a party, nor Purchaser's consummation of the transactions contemplated hereby or thereby will (a) conflict with, result in a breach of, or constitute a default under the articles of incorporation or bylaws of Purchaser or any agreement or other instrument under which Purchaser is bound or to which any of its assets is subject, or (b) violate any Applicable Law.

           4.3 Consents. No Consent is required to authorize, or is required in connection with, the execution, delivery and performance of this Agreement or the agreements contemplated hereby on the part of Purchaser.

           4.4 Finder's Fee. Neither Purchaser nor any shareholder of Purchaser has incurred any obligation for any finder's, broker's, or agent's fee in connection with the transactions contemplated hereby.

           4.5 No Untrue Statements. The representations and warranties of Purchaser contained in this Article IV do not contain any untrue statement of a fact or omit to state any fact necessary in order to make the statements and information contained in this Article IV not misleading.

                                    ARTICLE V
                                 JOINT COVENANTS

           5.1 Cooperation. Each party hereto shall use its commercially reasonable efforts to: (a) proceed promptly to make, or give the necessary applications, notices, requests, and filings to obtain, at the earliest practicable date and, in any event, before the Closing Date for which the same are required, all Consents necessary to consummate the transactions contemplated by this Agreement; (b) cooperate with and keep the other party informed in connection with this Agreement; (c) take such actions as the other party may reasonably request to consummate the transactions contemplated by this Agreement; (d) use its reasonable efforts and diligently attempt to satisfy, to the extent within its control, all conditions precedent to the obligations to close the transactions contemplated by this Agreement; and (e) do all such other things as are necessary or advisable in order to consummate the transactions contemplated by this Agreement.

           5.2 Public Announcements. Seller and Purchaser shall consult with each other before any press release or public statement with respect to the transactions contemplated by this

Agreement is made and shall not issue any such press release or make any such public statement without the consent of the other party (which consent shall not be unreasonably withheld, conditioned or delayed) except as may be required by law.

           5.3 Confidentiality. Purchaser and Seller shall cause all information obtained by them or their representatives in connection with the transactions contemplated by this Agreement or in connection with the negotiation hereof to be treated as proprietary and confidential (other than information that is a matter of public knowledge or has already been or is hereafter published in any publication for public distribution or filed as public information with any governmental authority) and shall not use or disclose, except as may be required by law, or knowingly permit others to use or disclose, any such information in a manner detrimental to Purchaser or Seller, as the case may be, and, if for any reason the transactions contemplated by this Agreement are not consummated, will return all such information to the provider.

           5.4 Further Assurances. After each Closing, the parties to this Agreement shall execute and deliver such additional documents and take such additional actions as any party or its counsel may reasonably deem to be practicable and necessary or advisable in order to consummate the transactions contemplated by this Agreement and to vest more fully in Purchaser after such Closing the ownership of the Purchased Assets conveyed thereat.

           5.5 FAA/FCC Filings. Purchaser will file in a timely manner all necessary notices and other documents with the Federal Aviation Administration and the Federal Communications Commission, including without limitation, an FCC Form 854 for each Tower that is purchased. Prior to filing each FCC Form 854, Purchaser will provide Seller with a reasonable opportunity to review such form and Seller will review such form and confirm that the information relating to the Tower that is the subject of such FCC Form 854 is accurate.

                                   ARTICLE VI
                               SELLER'S COVENANTS

           6.1      Conduct of Business Before Closing Dates.

                    From and after the date hereof through the date of conveyance of a Purchased Asset to Purchaser hereunder, except as otherwise permitted or required by this Agreement, Seller shall:

                    (i) conduct the operations of such Purchased Asset in the ordinary and usual course of business consistent with past and current practices;

                    (ii) take no action that, and use reasonable efforts not to fail to take any action the failure to take which, would cause or permit the representations and warranties of Seller contained in this Agreement as to such Purchased Asset to be untrue in any material respect at the date of its conveyance hereunder;

                    (iii) except with prior notice to Purchaser and the covenant that the same will be released on or prior to the applicable Closing Date, not mortgage or pledge such

           Purchased Asset, or subject such Purchased Asset to any lien, lease, security interest, or other charge or encumbrance;

                    (iv) not sell, lease, transfer, or assign such Purchased Asset; and

                    (v) not accelerate, terminate, modify, or cancel any Ground Lease or any Tower Lease, or any other agreement, contract, lease, or license constituting a part of such Purchased Asset.

           6.2 Post Closing Audits. Seller, at Purchaser's sole cost and expense, will cooperate reasonably with Purchaser in connection with any audits of Purchaser's and its acquired businesses' financial statements necessary in connection with financings done by Purchaser after the Closing.

           6.3 Notice of any Material Change. Seller shall promptly but not later than ten (10) business days before each Closing Date, supplement or amend the Schedules hereto to disclose the occurrence of any event or the existence of any state of facts (including, without limitation, an environmental matter) that: (a) had such event occurred or such facts existed or been known at the date hereof, would have been required to have been set forth in a Schedule; or
(b) would make any of the representations and warranties of Seller in this Agreement untrue in any material respect. No supplement or amendment to any Schedule shall have any effect for the purpose of determining the satisfaction of or compliance with the conditions to the obligations of the parties set forth elsewhere in this Agreement.

           6.4 Hazardous Materials. Seller shall not use, manufacture, store, generate, handle, or dispose of any Hazardous Substances at any Tower Site, nor use or permit a Tower Site to be used for such purposes, nor emit, release or discharge any such Hazardous Substances into the air, soil, surface water or groundwater comprising the Real Property.

           6.5      Intentionally Omitted.

           6.6 Nonsolicitation. Seller agrees that the knowledge it holds regarding the Purchased Assets could enable it to injure the Purchaser and diminish the value of Purchaser's investment in the Purchased Assets should Seller compete with the Purchaser. Therefore, Seller hereby agrees that, for the period of the two (2) years immediately following the Closing Date at which Seller's interest in a Tower Lease is conveyed to Purchaser hereunder, Seller will not solicit, directly or indirectly, the tenant under such Tower Lease to terminate such Tower Lease in order to enter into a similar lease relating to a tower owned by Seller or LCC within a 40 mile radius of the Tower to which such Tower Lease relates.

           6.7 Bulk Transfer Laws. Purchaser waives compliance with the provisions of any bulk transfer laws of any jurisdiction in connection with the transactions contemplated by this Agreement. Seller warrants and agrees to pay and discharge when due all claims of creditors that could be asserted against Purchaser by reason of such non-compliance.

           6.8 Exclusivity. Except as is required in complying with the right of first offer rights of tenants disclosed on Schedule 3.10 hereof, Seller
(A) shall not (i) solicit, initiate, or
encourage, or authorize any Person to solicit, initiate or encourage, directly or indirectly, any inquiry, proposal or offer from any Person relating to the acquisition of all or any material part of the Purchased Assets, or (ii) assist or participate in any discussions or negotiations regarding, or provide any Person with information or assistance in furtherance of, or facilitate in any other manner any effort or attempt by any Person to, acquire all or any material portion of the Purchased Assets, and (B) shall promptly notify Purchaser orally and in writing of all inquiries, proposals or offers received with respect to such matters.

           6.9      Intentionally Omitted.

           6.10 Environmental Remedial Work. If and in the event Purchaser discovers on a Tower Site, no later than 120 days after its Closing Date, the presence of Hazardous Materials on, or such other condition at, such Tower Site in violation of any Environmental Law in effect as of such Closing Date (any of the foregoing, a "Discovered Violation") and such Discovered Violation was neither (i) referenced in the Phase I Report for such Tower Site provided to Purchaser hereunder prior to such Closing Date (if one was so furnished) nor
(ii) referenced in any supplemental information supplied to Purchaser by Seller pursuant to Section 6.3 prior to such Closing Date (any Discovered Violation having been neither so disclosed in such report nor otherwise disclosed by Seller hereunder, a "Subsequent Violation"), then, on or prior to such 120th day, Purchaser shall notify Seller, in writing, of such Subsequent Violation or Subsequent Violations on such Tower Site; Purchaser having no right to present to Seller more than one violation notice per Tower Site (although the one notice may reference more than one Subsequent Violation at such Tower Site), which notice shall also describe in reasonable detail the nature of such Subsequent Violation(s). Seller shall have a period of ten (10) business days following receipt of such notice from Purchaser to notify Purchaser, in writing, as to whether (i) Seller, at Seller's sole cost and expense, will remedy such Subsequent Violation to the reasonable satisfaction of Purchaser, (ii) Seller will purchase the affected Tower Site back from Purchaser or (iii) Seller, in good faith, disputes that such Discovered Violation is a Subsequent Violation. In the event Seller elects to remedy the violation, Seller will promptly proceed to do so, with Purchaser providing Seller, its agents and contractors, reasonable access to the Tower Site to allow the conduct of such remediation, and Seller shall complete such remediation, to the reasonable satisfaction of Purchaser, within a commercially reasonable period of time (with "commercially reasonable" in no event requiring Seller's engagement of contractors at premium rates for expedited service). If, following Seller's completion of such remediation and provision of written notice of such completion to Purchaser, Purchaser has determined, by written notice provided to Seller within ten (10) business days of receipt of such completion notice, that such remediation is not satisfactory to Purchaser for the reasons set forth in such notice, the parties shall work in good faith to resolve the disagreement. If the parties cannot resolve the dispute, they shall promptly submit the dispute to an arbitrator mutually selected by the parties (the "Environmental Arbitrator") for resolution. The Environmental Arbitrator's resolution shall be final and binding upon the parties. Purchaser and Seller shall each pay one-half of the expenses of the Environmental Arbitrator. In the event Seller elects to purchase such Tower Site back from Purchaser, such closing shall occur within five (5) business days of Purchaser's receipt of Seller's election notice. At such closing, Purchaser and Seller shall execute and deliver conveyance documents for the Tower Site substantially similar to the Conveyance Documents for such Tower Site originally executed hereunder and Seller shall pay to Purchaser, in immediately available funds, the Allocated Purchase Price for such Tower Site, as adjusted for prorations as set forth in Section 2.4(b) hereof. In the event Seller shall dispute the Discovered Violation as qualifying as a Subsequent Violation, Seller shall present Purchaser with copies of the supporting evidence on which Seller is relying and the parties shall work in good faith to resolve the disagreement. If the parties cannot resolve the dispute, they shall promptly submit the dispute to the Environmental Arbitrator for resolution. The Environmental Arbitrator's resolution shall be final and binding upon the parties. Purchaser and Seller shall each pay one-half of the expenses of the Environmental Arbitrator.

           In the event Seller fails to notify Purchaser of Seller's election regarding a Tower Site affected by a Subsequent Violation in a timely manner and otherwise as set forth in this Section 6.10, Seller shall be deemed to have elected to purchase back such Tower Site and the parties shall proceed to closing as provided above.

           Seller shall protect, indemnify and save Purchaser harmless from and against any and all Damages that Purchaser may suffer or incur as a result of any claims, demands, damages, losses, liabilities, costs, charges, suits, orders, judgments or adjudications asserted, assessed, filed, or entered against Purchaser by any third party, including, without limitation, any governmental authority, arising from the existence of a Subsequent Violation on a Tower Site following Purchaser's taking title thereto, except as the same arose by reason of or is attributable to acts of Purchaser, its employees, contractors or agents.

           6.11 SNDA Threshold. With respect to each Subject Tower Site, commencing no later than the date hereof and continuing thereafter until the first to occur of (i) the ninetieth (90th) day following the Closing of such Tower Site or (ii) the first date as of which the number of Subject Tower Sites does not exceed the SNDA Threshold, Seller shall use commercially reasonable efforts to procure an SNDA for such Tower Site. If, as of the termination of such last ninety-day period hereunder, Seller has reduced the number of Subject Tower Sites to no greater than the SNDA Threshold, then Seller shall give Purchaser written notice of such fact (the "Deficiency Notice"). Such notice shall identify (i) each remaining Subject Tower Site, (ii) the principal balance (then-outstanding, if such information is available) of the debt relating to the mortgage for which such SNDA is lacking, and (iii) the number of Subject Tower Sites in excess of the SNDA Threshold. At any time within the sixty (60) day period following Purchaser's receipt of the Deficiency Notice, Purchaser may, by written notice to Seller, identify such Subject Tower Sites in such number as Purchaser may elect (but on no event greater than the number by which the Subject Tower Sites exceed the SNDA Threshold) that Purchaser is requiring Seller to purchase back from Purchaser. Seller's purchase of such identified Subject Tower Sites shall occur with five (5) business days of Seller's receipt of Purchaser's buy-back notice. At such closing, Purchaser and Seller shall execute and deliver conveyance documents for the identified Subject Tower Sites substantially similar to the Conveyance Documents for such Tower Sites originally executed hereunder and Seller shall pay to Purchaser, in immediately available funds, the aggregate Allocated Purchase Price of such identified Subject Tower Sites (as adjusted for prorations as set forth in Section 2.4 hereof).

           6.12 Ground Lessor Estoppels. For each Tower Site Seller shall, commencing no later than the date hereof and continuing thereafter for a period of ninety (90) days following the Closing of such Tower Site, use commercially reasonable efforts to obtain from the ground lessor at such Tower Site an estoppel in substantially the form of the attached Exhibit D;

provided, however, that (i) nothing contained herein shall obligate Seller to incur any cost in connection with Seller's exercising commercially reasonable efforts to obtain such estoppel and (ii) Seller shall have no obligation for a failure to obtain such estoppel provided Seller has used commercially reasonable efforts to do so throughout such 90 day period in accordance with this Section 6.12.

           6.13 Tenant's Rights of First Refusal. Seller shall use commercially reasonable efforts to obtain a waiver of each Tenant's Right of First Refusal and to assure Purchaser, to Purchaser's reasonable satisfaction, that each such Tenant's Right of First Refusal has expired or been waived prior to the applicable Closing Date; provided, however, that nothing contained herein shall obligate Seller to incur any cost in connection therewith.

           6.14 Construction Sites. Seller shall use commercially reasonable efforts to complete and convey all Construction Sites in accordance with the terms and conditions of this Agreement; provided however, if Seller, after exercising commercially reasonable efforts, is unable to complete or convey a Construction Site, Seller shall use commercially reasonable efforts to substitute a substantially similar replacement tower site subject to Purchaser's approval (which may not be unreasonably withheld) and further subject to the parties' mutual agreement on the annual rent amounts for such site for purposes of determining "Annual Rent" under, and as such term is defined in, the Tower Lease Agreement.

                                   ARTICLE VII
                        PURCHASER'S CONDITIONS PRECEDENT

           7A.      Conditions Precedent to Initial Closing. Except as may be
waived in writing by Purchaser, the obligations of Purchaser to consummate the Initial Closing hereunder are subject to the fulfillment at or before the Initial Closing of each of the following conditions:

           7A.1     Representations and Warranties. Each representation and
warranty of Seller contained herein shall be true and correct in all material respects as of the Initial Closing, subject to any changes contemplated by this Agreement.

           7A.2     Covenants. Seller shall have performed and complied with all covenants or conditions required by this Agreement to be performed and complied with by Seller at or before the Initial Closing.

           7A.3     Proceedings. No suit, action, order, or other proceeding by any court or governmental body or agency shall have been threatened in writing, asserted, instituted, or entered to restrain or prohibit the carrying out of the transactions contemplated by this Agreement, including without limitation the Tower Services Agreement and the Tower Lease Agreement.

           7A.4     No Material Adverse Change. No material adverse condition or material adverse change in the Purchased Assets shall have occurred.

           7A.5     Intentionally Omitted.

           7A.6     Approvals of Third Parties. Seller shall have received all
Consents, if any, necessary for Seller to take the corporate action required to consummate the transactions contemplated by this Agreement.

           7A.7     Section 7C Conditions. All conditions set forth in
Section 7C must be satisfied for each Tower Site included in the Initial
Closing.

           7A.8     Certificate. Purchaser shall have received a certificate
from an officer of Seller, dated the Initial Closing Date, to the effect that, to the knowledge of the officer, the conditions set forth above have been satisfied.

           7B.      Conditions Precedent to Subsequent Closings. Except as may
be waived in writing by Purchaser, the obligations of Purchaser to consummate each Subsequent Closing hereunder are subject to the fulfillment at or before such Subsequent Closing of each of the conditions set forth in Sections 7A.1, 7A.2, 7A.3, 7A.4 (solely with respect to the Purchased Assets to be conveyed at such Subsequent Closing), 7A.6 and 7A.7, 7A.8 above (with the term "Initial Closing" used therein being deemed to be the term "Subsequent Closing").

           7C.      Conditions Precedent to Closing on a Tower Site. Except as
may be waived in writing by Purchaser (as such waiver may be conditioned by Purchaser as Purchaser deems appropriate in its sole discretion and Seller has accepted in writing such condition to such waiver), the obligations of Purchaser to consummate the purchase of a Tower Site hereunder are subject to the fulfillment at or before the Closing Date therefor of each of the following conditions (Tower Sites not meeting such conditions on or before the Initial Closing Date being referred to as "Non-Conforming Sites" or "Construction Sites" hereunder):

           7C.1     Title Insurance. For such Tower Site, Purchaser shall have obtained a leasehold title insurance ("Title Insurance") commitment no later than five (5) business days before the Closing that conforms to the following:

                    (A) The Title Insurance commitment shall be an ALTA Policy of Title Insurance (or equivalent policy acceptable to Purchaser if the Real Property is located in a state in which an ALTA Policy of Title Insurance is not available) issued by a title insurer satisfactory to Purchaser in such amount as Purchaser may reasonably determine, insuring title to the Ground Lease to be in Purchaser as of the Closing.

                    (B) The Title Insurance commitment shall contain no exceptions other than Permitted Encumbrances.

           7C.2     Survey. Purchaser shall have received a current survey of
such Tower Site (a "Survey") certified to Purchaser in a surveyor's certificate in substantially the form of the attached Exhibit E, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys and conforming to the following:

                    (A) The Survey shall disclose the location of the Tower and any and all Related Improvements on the Real Property constituting the Tower Site, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads;

                    (B) The Survey shall not disclose any survey defect or encroachment from or onto the Tower Site which materially interferes with the use of the Tower Site as presently used by Seller that has not been cured or insured over;

                    (C) The Survey shall confirm (i) that such Tower Site abuts on and has direct vehicular access to a public road, or has access to a public road via a permanent, irrevocable, appurtenant easement benefiting such Tower Site, and access to the Tower Site is provided by public right-of-way with adequate curb cuts available, and (ii) that all utilities required for the operation of the improvements at the Tower Site enter the Real Property through adjoining public streets or, if they pass through an adjoining private tract, do so in accordance with valid public easements;

                    (D) The Survey shall confirm that the legal descriptions for the Real Property contained in the Ground Leases are legally sufficient and describe the Real Property fully and adequately;

                    (E) The Survey shall show that the Tower and Related Improvements at such Tower Site are located within the boundary lines of the described Real Property, are not in violation of setback requirements, zoning laws, and ordinances, and do not encroach on any exclusive easement that may burden the Real Property, and, in the event being so subject would materially interfere with the use of the Tower Site as presently used by Seller, that neither the Tower nor any of the Related Improvements at such Tower Site are subject to "permitted non-conforming structure" or similar classifications; and

                    (F) The Survey shall confirm that the Real Property constituting such Tower Site does not serve any adjoining property for any purpose inconsistent with the use of such Real Property, and such Real Property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

           7C.3     Lease Documentation. True, correct, and complete originals of the Ground Leases and all Tower Leases related to such Tower Site shall have been delivered to Purchaser. Such Ground Lease (or memorandum thereof) shall have been duly and properly recorded in the appropriate office of the jurisdiction where the Real Property covered by such Ground Lease is located.

           7C.4     Intentionally Omitted

           7C.5     Termination of Tenant's Right of First Refusal. Any Tenant's
Right of First Refusal for the Tower at such Tower Site shall have terminated, expired, or cancelled or waived to Purchaser's satisfaction.

           7C.6     UCC Termination. Seller shall have delivered to Purchaser
(or shall deliver at the applicable Closing following application of proceeds at closing) a fully executed UCC-3 Financing Statement terminating any UCC security interest encumbering the Tower or Related Improvement related to such Tower Site.

           7C.7     Environmental Matters. The Phase I Report for such Tower
Site, together with any supplemental environmental information for such Tower Site received by Purchaser under Section 6.8 hereof, shall be acceptable to Purchaser in Purchaser's reasonable discretion.

           7C.8     Approvals of Third Parties. Seller shall have received all
Consents, if any, required for Seller's conveyance of such Tower Site to Purchaser in accordance with and as contemplated under this Agreement.

           7D.      Conditions Precedent to Closing on a Non-Conforming Site.
Except as may be waived in writing by Purchaser, the obligations of Purchaser to consummate, at a Subsequent Closing, the purchase of a Tower Site that was a Non-Conforming Site as of the Initial Closing Date, is subject to Seller's taking such actions as may be required to cause such Tower Site to satisfy, on or before the ninetieth (90th) day following the Initial Closing Date, each of the conditions set forth in Sections 7A, 7B, and 7C above.

                    In the event that Seller fails to cause a Non-Conforming Site to satisfy such conditions (and present Purchaser reasonable evidence thereof) on or before the ninetieth (90th) day following the Initial Closing Date, then either Seller or Purchaser may elect, in its sole discretion and by written notice provided to the other party no later than the ninety-fifth (95th) day following the Initial Closing Date, to exclude such Tower Site from the Purchased Assets being purchased hereunder, in which event, the Purchase Price shall be reduced for all purposes hereunder by such Tower Site's Allocated Purchase Price and neither Seller nor Purchaser shall have any further obligation to the other hereunder with respect to such Tower Site. In the event Purchaser does not elect to exclude a Non-Conforming Site from the Purchased Assets as set forth and in accordance with the foregoing sentence (and Seller has not so elected as so provided), then Purchaser shall be deemed to have waived any such non-cured defect and the parties shall proceed to close on such Tower Site at a Subsequent Closing at which time, among the other closing actions taken by the parties for such Tower Site, such Tower Site's Allocated Purchase Price will be paid to Seller. In no event shall Seller have any obligation, express or implied, to cure, or to take any action to cure, any defect alleged by Purchaser affecting a Non-Conforming Site, and in no event shall Seller have any liability to Purchaser for Seller's failure to so cure (or take any action to cure).

           7E.      Conditions Precedent to Closing on a Construction Site.
Except as may be waived in writing by Purchaser, the obligations of Purchaser to consummate, at a Subsequent Closing, the purchase of a Tower Site that was a Construction Site as of the Initial Closing Date, is subject to satisfaction of the following:

           7E.1     Construction of such Site has been completed on or before
December 31, 2000 (the "Construction Term Date"); provided, however, that should Seller be unable to complete construction of a Construction Site by the Construction Term Date due to circumstances beyond its reasonable control, then the time for performance of the foregoing obligation of Seller shall be extended for a period of time reasonably necessary under the circumstances, but in no event to exceed sixty (60) days after the Construction Term Date.

           7E.2     Construction of such Construction Site has been completed in accordance with the plans and specifications set forth in Exhibit F hereto;

           7E.3     Seller has provided Purchaser with "as-builts" for such
Tower Site;

           7E.4     If the Ground Lease related to such Tower Site was a Future
Construction Site Ground Lease, Seller shall have entered into a ground lease for such site whose terms and conditions satisfy the requirements set forth on
Schedule 7E.4 attached hereto;

           7E.5     Such Construction Site satisfies each of the conditions set forth in Section 7C above.

           7E.6     There are no leases, subleases, licenses, concessions or
other agreements, written or oral, granting to any party or parties the right of use or occupancy of the Construction Site other than those reasonably acceptable to Purchaser. Purchaser hereby acknowledges that Centennial Cellular or an Affiliate thereof is an acceptable tenant for Construction Sites.

           In the event the foregoing conditions are not satisfied for any Construction Site on or before the Construction Term Date (as the same may have been extended as set forth in Section 7E.1 above), then either Seller or Purchaser may elect, in its sole discretion and by written notice provided to the other party no later than the fifth (5th) day following the Construction Term Date, to exclude such Construction Site from the Purchased Assets being purchased hereunder, in which event, the Purchase Price shall be reduced for all purposes hereunder by such Construction Site's Allocated Purchase Price and neither Seller nor Purchaser shall have any further obligation to the other hereunder with respect to such Construction Site. Provided Seller shall have complied with Seller's obligations under Section 6.14, Seller shall have no liability to Purchaser for Seller's failure to deliver to Purchaser a Construction Site.

                                  ARTICLE VIII
                        THE SELLER'S CONDITIONS PRECEDENT

           8A.      Conditions Precedent to Initial Closing. Except as may be
waived in writing by Seller, the obligations of Seller to consummate the Initial Closing hereunder are subject to the fulfillment at or before the Initial Closing of each of the following conditions:

           8A.1     Representations and Warranties. Each representation and
warranty of Purchaser contained herein shall be true and correct in all material respects as of the Initial Closing, subject to any changes contemplated by this Agreement.

           8A.2     Covenants. Purchaser shall have performed and complied with all covenants or conditions required by this Agreement to be performed and complied with by it at or before the Initial Closing.

           8A.3     Proceedings. No order by any court or governmental body or agency shall have been entered to restrain or prohibit the consummation of the transactions contemplated by this Agreement, including without limitation the Tower Services Agreement and the Tower Lease Agreement.

           8A.4     Certificate. Seller shall have received a certificate from an officer of Purchaser, dated the Initial Closing Date, to the effect that, to the knowledge of the officer, the conditions set forth above have been satisfied.

           8A.5     Intentionally Omitted.

           8B. Conditions Precedent to Subsequent Closings. Except as may be waived in writing by Seller, the obligations of Seller to consummate each Subsequent Closing hereunder are subject to the fulfillment at or before such Subsequent Closing of each of the conditions set forth in Sections 8A.1, 8A.2, 8A.3 and 8A.4 above (with the term "Initial Closing" used therein being deemed to be the term "Subsequent Closing").

                                   ARTICLE IX
                            INDEMNIFICATION; REMEDIES

           9.1 Seller's Indemnity. Subject to the terms and conditions of this Article IX, Seller hereby agrees to indemnify, defend, and hold harmless Purchaser and its officers, directors, shareholders, agents, and attorneys for, from, and against all Damages asserted against or incurred by any of them by reason of or resulting from (a) a breach by Seller of any representation, warranty, or covenant contained herein; (b) liabilities of Seller not expressly assumed by Purchaser pursuant to the terms hereof (other than with respect to any matter for which Purchaser could seek indemnification pursuant to the foregoing clause (a)); (c) the operation, ownership, possession and use of the Purchased Assets prior to the applicable Closing Date (other than with respect to any matter for which Purchaser could seek indemnification pursuant to the foregoing clause (a)); and (d) subject to the provisions of Section 9.3(e), a tenant's exercise of a Tenant's Right of First Refusal, provided however, Seller shall not be obligated to indemnify, defend, or hold harmless Purchaser if Seller has delivered to Purchaser prior to a Closing a written waiver from such tenant of such Tenant's Right of First Refusal.

           9.2 Purchaser's Indemnity. Subject to the terms and conditions of this Article IX, Purchaser hereby agrees to indemnify, defend, and hold harmless Seller for, from, and against all Damages asserted against or incurred by any of them by reason of or resulting from: (a) a breach by purchaser of any representation, warranty, or covenant contained herein or in any agreement executed pursuant hereto; (b) the Assumed Obligations; and (c) the operation, ownership, possession and use of the Purchased Assets after the Closing Date.

           9.3 Conditions of Indemnification. The obligations and liabilities of the indemnifying party to any other party (the "party to be indemnified") under Sections 6.10, 9.1 or 9.2 hereof with respect to claims resulting from the assertion of liability by third parties shall be subject to the following terms and conditions:

                    (a) Within 30 days (or such earlier time as might be required to avoid prejudicing the indemnifying party's position) after receipt of notice of commencement of any action evidenced by service of process or other legal pleading, or with reasonable promptness after the assertion in writing of any claim by a third party, the party to be indemnified shall give the indemnifying party written notice thereof together with a copy of such claim, process or other legal pleading, and the indemnifying party shall have the right to undertake the defense thereof by representatives of its own choosing and at its own expense; provided, however, that the party to be indemnified may participate in the defense with counsel of its own choice and at its own expense.

                    (b) If the indemnifying party, by the 30th day after receipt of notice of any such claim (or, if earlier, by the 10th day preceding the day on which an answer or other pleading must be served in order to prevent judgment by default in favor of the person asserting such claim), does not elect to defend against such claim, the party to be indemnified will (upon further notice to the indemnifying party) have the right to undertake the defense, compromise, or settlement of such claim on behalf of and for the account and risk of the indemnifying party and at the indemnifying party's expense. The indemnifying party shall advance payment for such expenses as they are incurred by the party to be indemnified within 10 days after request therefor.

                    (c) Anything in this Section 9.3 to the contrary notwithstanding, the indemnifying party shall not settle any claim without the consent of the party to be indemnified unless such settlement involves only the payment of money and the claimant provides to the party to be indemnified a release from all liability in respect of such claim. If the settlement of the claim involves more than the payment of money, the indemnifying party shall not settle the claim without the prior consent of the party to be indemnified, which consent shall not be unreasonably withheld.

                    (d) The party to be indemnified and the indemnifying party will each cooperate with all reasonable requests of the other.

                    (e) Seller shall be relieved of its obligation to indemnify, defend or hold harmless Purchaser with respect to any tenant's exercise of a Tenant's Right of First Refusal if Seller purchases from Purchaser the subject Tower Site at the same price allocated to such Tower Site hereunder.

           9.4 Limitation of Liability. No liability for indemnification shall arise on the part of an indemnifying party under this Article IX with respect to claims for indemnification related to a breach of a representation or warranty of such indemnifying party contained herein or in any Conveyance Document until the aggregate amount of Damages asserted by the party to be indemnified in one or more claims exceeds an aggregate amount of $200,000; provided, however, that such limitation shall not apply to any liability for indemnification with respect to any claim for indemnification based upon (i) fraud or (ii) any misrepresentation or breach of a warranty made by the indemnifying party which was actually known to be untrue by the indemnifying party when made. The aggregate indemnification payable by an indemnifying party under this Article IX with respect to any and all claims for indemnification related to a breach of a representation or warranty of such indemnifying party contained herein or in any Conveyance Document shall be limited to thirty percent (30%) of the aggregate Allocated Purchase Price for the Tower Sites purchased hereunder; provided, however, that such limitation shall not apply to any claim for indemnification based upon (i) fraud; or (ii) any misrepresentation or breach of a warranty made by the indemnifying party which was actually known to be untrue by the indemnifying party when made; or (iii)
Section 9.1(c) above, and any
indemnification paid hereunder based upon any of the foregoing shall not be counted towards such maximum indemnification amount.

           9.5 Exclusive Remedy; Specific Performance. The parties acknowledge that except in the case of fraud, their sole remedy after the Closing Date for any breach of any representation or warranty contained in this Agreement shall be the indemnification provisions set forth in this Article IX. Notwithstanding the foregoing, nothing herein shall be construed or interpreted as limiting or impairing the rights or remedies that any party hereto may have at equity, including, but not limited to, specific performance and injunctive relief, where available.

           9.6      Reliance on and Survival of Representations and Warranties.

                    (a) Notwithstanding any investigation by Purchaser, or any information obtained pursuant thereto, Purchaser shall be entitled to rely upon the representations and warranties of Seller contained in this Agreement or any other agreement, document, certificate, exhibit, or other instrument delivered pursuant hereto, and upon its representations at Closing as to compliance with or performance of any covenants made by it herein or therein and as to satisfaction of any conditions precedent to the obligations of Purchaser hereunder.

                    (b) All representations and warranties in this Agreement or in any agreement, document, certificate, schedule, exhibit, or other instrument delivered by or on behalf of a party pursuant hereto other than those set forth in Sections 3.2 and 3.13 and any other agreement, document, certificate, schedule, exhibit or other instrument delivered by or on behalf of Seller pursuant thereto (the "Non-Surviving Representations"), and indemnification obligations of the parties hereto relating to such representations and warranties other than the indemnity set forth in Section 9.1(d) (the "Tenant's Right of First Refusal Indemnity") shall survive for twenty-four (24) months after the Closing Date at which such was made; provided, however that any action based upon a breach of a representation and warranty contained in Section 3.14 and any other agreement, document, certificate, schedule, exhibit or other instrument delivered by or on behalf of Seller pursuant thereto may be instituted within sixty (60) months after the Initial Closing Date. The Non-Surviving Representations shall terminate on the Initial Closing Date. The Tenant's Right of First Refusal Indemnity shall terminate six
(6) months after the applicable Closing Date.

                                    ARTICLE X
                                   TERMINATION

           10.1 Termination. This Agreement may be terminated at any time prior to the Initial Closing Date:

                    (a)       by mutual written consent of Seller and Purchaser;

                    (b) by Seller, upon written notice to Purchaser, if there has been a material breach by Purchaser of any of its representations, warranties, covenants or agreements contained herein, or any such representation or warranty shall have become untrue, in any case such that any of the conditions set forth in Section 8A will not be satisfied prior to the Initial Closing Date and such breach or condition has not been cured within thirty (30) days following receipt by Purchaser of written notice of such breach;

                    (c) by Purchaser, upon written notice to Seller, if there has been a material breach by Seller of any of its representations, warranties, covenants or agreements contained herein, or any such representation or warranty shall have become untrue, in any case such that any of the conditions set forth in Section 7A will not be satisfied prior to the Initial Closing Date and such breach or condition has not been cured within thirty (30) days following receipt by Seller of written notice of such breach;

                    (d) by either Purchaser or Seller, at any time after the Outside Closing Date, if the Closing has not occurred on or before such date through no fault of the terminating party or any of such party's Affiliates.

           10.2 Effect Of Termination. In the event of a termination of this Agreement as provided above, this Agreement shall forthwith become void and there shall be no liability hereunder on the part of either party, except for any party's liability resulting from such party's breach of any representation, warranty, covenant or agreement made by such party herein and except that the agreements with respect to expenses contained in Section 11.5 shall survive termination hereof.

           10.3 Termination Prior to a Subsequent Closing. In the event Seller and Purchaser consummate the Initial Closing (and, if applicable, one or more Subsequent Closings) but this Agreement is terminated thereafter pursuant to Section 10.1(a) above, then this Agreement shall terminate as provided in
Section 10.2 provided that such termination shall in no event affect the conveyances theretofore effected hereunder.

                                   ARTICLE XI
                                  MISCELLANEOUS

           11.1 Amendment. This Agreement may be amended, modified, or supplemented only by an instrument in writing executed by the party against which enforcement of the amendment, modification or supplement is sought.

           11.2 Assignment. Neither this Agreement nor any right created hereby shall be assignable by either party hereto, except by Purchaser to a direct or indirect wholly owned subsidiary of Purchaser, which assignment shall not relieve Purchaser of any liability under this Agreement; provided that (i) Seller may assign all or any portion of its rights hereunder to LCC or any Affiliate thereof (which in turn may assign all or any portion of its respective rights hereunder to any other Affiliate of LCC) and (ii) Seller (and, following an assignment of its rights hereunder to LCC, LCC) may assign all or any portion of its respective rights hereunder in connection with a merger, consolidation or sale of substantially all its assets or to any lender as security for a loan.

           11.3 Notices. Any notice, consent, demand, request, approval, or other communication to be given under this Agreement by any party to any other party shall be in writing and shall be either (a) personally delivered, (b) mailed by registered or certified mail, postage prepaid with return receipt requested, (c) delivered by overnight express delivery service or same-day local courier service, or (d) delivered by telex or facsimile transmission, to the address set forth below, or to such other address as may be designated by the parties from time to time in accordance with this Section 11.3.

         If to Seller:                Microcell Management, Inc.
                                      c/o LCC International, Inc.
                                      7925 Jones Branch Drive
                                      McLean, Virginia 22102
                                      Attention:  Christopher J. Davis
                                      Fax No. (703) 873-2900

         If to Purchaser:             Pinnacle Towers Inc.
                                      1549 Ringling Boulevard, 3rd Floor
                                      Sarasota, Florida  34236
                                      Attention:  Bernard Gaboury
                                      Fax No. (941) 364-8761

           Notices delivered personally, by overnight express delivery service or by local courier service shall be deemed given as of actual receipt. Mailed notices shall be deemed given three business days after mailing. Notices delivered by telex or facsimile transmission shall be deemed given upon receipt by the sender of the answerback (in the case of a telex) or transmission confirmation (in the case of a facsimile transmission).

           11.4 Entire Agreement. This Agreement and the Exhibits and Schedules hereto supersede all prior agreements and understandings relating to the subject matter hereof, except that the obligations of any party under any agreement executed pursuant to this Agreement shall not be affected by this
Section 11.4.

           11.5 Costs, Expenses, and Legal Fees. Whether or not the transactions contemplated hereby are consummated, each party hereto shall bear its own costs and expenses (including attorneys' fees), and each party hereto agrees to pay the costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party in litigation or in an administrative proceeding to enforce or interpret any of the terms of this Agreement.

           11.6 Severability. If any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future laws effective during the term hereof, the provision shall be fully severable and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof; and the remaining provisions hereof shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as part of this Agreement, a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid, and enforceable.

           11.7 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

           11.8 Captions. The captions in this Agreement are for convenience of reference only and shall not limit or otherwise affect any of the terms or provisions hereof.

           11.9 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which together shall constitute one instrument.

           11.10 Heirs, Successors and Assigns. This Agreement and the rights, interests and obligations hereunder shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, personal representatives, estates, devisees, successors and permitted assigns.

           11.11. No Additional Representations or Warranties. (a) Without limiting the foregoing, except for the representations and warranties of Seller set forth herein, Purchaser further acknowledges and agrees that Seller has not made, is not making, and is not deemed to have made or be making, any representation or warranty with respect to the Purchased Assets, including with respect to the title, workmanship, condition, design, structural integrity, operation or fitness for use or a particular purpose, as to the absence of latent or other defects whether or not discoverable, as to the absence of any condition or other characteristics relating to environmental or safety matters, as to the absence of any infringement of any patent, trademark, copyright or other property right, whether tangible or intangible or real or personal, as to any easements, covenants, conditions or restrictions affecting the Purchased Assets, or as to the absence of obligations based on strict liability in tort, or any other representations and warranties. Nothing contained herein, however, shall be construed as limiting or restricting any representation or warranty otherwise made by Seller under this Agreement.

                    (b) Without limiting the foregoing, except for the representations and warranties of Purchaser as set forth herein, Seller further acknowledges and agrees that Purchaser has not made, is not making and is not deemed to have made or be making, any representation or warranty. Nothing contained herein, however shall be construed as limiting or restricting any representation or warranty otherwise made by Purchaser under this Agreement.

           EXECUTED as of the date first written above.

                                       PINNACLE TOWERS INC.,
                                       a Delaware corporation



                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------


                                       MICROCELL MANAGEMENT, INC.,
                                       a Delaware corporation



                                       By:
                                          -------------------------------------
                                       Name:
                                            -----------------------------------
                                       Title:
                                             ----------------------------------